EXHIBIT 3.1

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK

 OF

VEMANTI GROUP, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes (as amended, supplemented or restated from time to time, the “NRS”), Vemanti Group, Inc., a Nevada corporation (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Articles of Incorporation (as amended) of the Corporation and the Bylaws of the Corporation authorize the issuance of up to 50,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

WHEREAS, pursuant to that share exchange agreement (the “Share Exchange Agreement”) to be entered into by and among the Corporation, Mr. Tan Tran, as the sole holder of the Corporation’s Series A Preferred Stock, VinHMS Pte. Ltd., a Singapore private company limited by shares (the “Seller”) and the shareholders of VinHMS, the Corporation shall acquire all of the equity of the Seller in exchange for shares of Series B Preferred Stock. Capitalized terms used herein but not defined shall have the meaning set forth in the Share Exchange Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock to be named “Series B Convertible Preferred Stock” and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Series B Convertible Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), par value $0.0001 per share, and the number of shares constituting such series shall be Ten Million (10,000,000). The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"Aggregate Common Stock Consideration” means (a) the Aggregate Consideration divided by (b) the Conversion Price.

“Aggregate Consideration” means Twenty Million Dollars ($20,000,000).

“Base Exchange Ratio” has the meaning set forth in Section 7.1.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

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“Change of Control” means (a) any sale, lease, or transfer or series of sales, leases, or transfers of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries; (b) any sale, transfer, or issuance (or series of sales, transfers, or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer, or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization, or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock other than Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” shall be the market closing price of Common Stock as of the last trading day prior to the execution of the Share Exchange Agreement.

“Conversion Shares” means the shares of Common Stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 7.

“Date of Issuance” means, for any share of Series B Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Error! Bookmark not defined.Error! Reference source not found.) by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series B Preferred Stock; (b) the shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends, and recapitalizations) issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation, or their retention as consultants by the Corporation, in each case authorized by the Board and issued pursuant to the stock incentive plan adopted by the Corporation on March 25, 2015 (the “Plan”) (including all such shares of Common Stock and Options outstanding prior to the Date of Issuance); or (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) or Convertible Securities issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof.

“Junior Securities” means, collectively, the Common Stock, the currently existing Series A Preferred Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock.

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“Liquidation” means any commencement by the Corporation, or commencement against the Corporation under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or a commencement by the Corporation of any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Corporation, or a commencement against the Corporation under any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) business days; or any adjudication of the Corporation as insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered against Corporation; or any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of the Corporation’s property which continues undischarged or unstayed for a period of sixty-one (61) business days; or a general assignment by the Corporation for the benefit of its creditors; or the Corporation’s failure to pay, or statement that it is unable to pay, or inability to pay, its debts generally as they become due; or a meeting of the Corporation’s creditors is called with a view to arranging a composition, adjustment or restructuring of its debts; or any act or failure to act by the Corporation that expressly indicates its consent to, approval of, or acquiescence in any of the foregoing; or any corporate or other action taken by the Corporation for the purpose of effecting any of the foregoing.

“Liquidation Value” means, with respect to each share of Series B Preferred Stock on any given date, $20,000,000 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series B Preferred Stock).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Interest” means, the prior written consent of holders of not less than two-thirds of the then total outstanding shares of Series B Preferred Stock at the time outstanding.

“Uplist” means the shares of Common Stock, or any other securities of the Corporation are listed on a United States national securities exchange such as Nasdaq or NYSE.

3. Rank. With respect to the distribution of assets upon a Liquidation (i) all shares of the Series B Preferred Stock shall rank senior to all Junior Securities, and (ii) junior to any other class or series of Preferred Stock or other capital stock of the Corporation hereafter created (with the unanimous written consent of the holders of the shares of Series B Preferred Stock obtained in accordance with Section 10 herein) specifically ranking, by its terms, senior to the Series B Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (collectively, the “Senior Securities”). With respect to the payment of dividends and any other rights or preferences, all shares of the Series B Preferred Stock shall rank (i) senior to all Junior Securities and (ii) junior to all Senior Securities.

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4. Dividends. No dividends shall accrue or be paid prior to an Uplist. After an Uplist, dividends shall accrue and be paid solely at the discretion of the Board and upon the terms declared by the Board.

5. Liquidation.

5.1 Liquidation. In the event of a Liquidation, the holders of Series B Preferred Stock then outstanding shall be entitled, but are not required, to convert their shares of Series B Preferred Stock into Common Stock in accordance with the terms of Section 7 below. The Series B Preferred Stock shall be paid out of the assets of the Corporation available for distribution before any payment shall be made to Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of the shares of Series B Preferred Stock then held by such holder. The Holders of Series B Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution. If the liquidating distribution has been paid in full to all holders of Series B Preferred Stock, the holders of the Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preference.

5.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1, the Corporation shall make a pro rata distribution of such remaining assets and funds in proportion to the respective amounts which would otherwise be payable in respect of any then outstanding shares of Series B Preferred Stock upon such Liquidation, and the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3 Notice. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of such material change.

6. Voting.

6.1 Voting Generally. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 3 above or Section 6.2below. In any such vote, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share is convertible pursuant to Section 7 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's Bylaws.

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6.2 Other Special Voting Rights. Without a Supermajority Interest, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, any of the actions or transactions described in this Section 6.2 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(a) increase or decrease the number of authorized shares of any series of Preferred Stock or authorize the issuance of or issue any shares of Preferred Stock;

(b) other than as contemplated by this Certificate of Designation, amend, alter, modify, or repeal the Certificate of Incorporation, this Certificate of Designation, or the Bylaws of the Corporation, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any Subsidiary;

(c) issue, or cause any Subsidiary of the Corporation to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds, or other similar credit support incurred in the ordinary course of business, or amend, renew, increase, or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series B Preferred Stock, other than the incurrence of debt solely to fund the payment of dividends on the Series B Preferred Stock that are accrued and unpaid;

(d) redeem, purchase, or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Corporation; provided, that this restriction shall not apply to the declaration or payment of any dividend or distribution payable on the Common Stock in shares of Common Stock;

(e) declare bankruptcy, dissolve, liquidate, or wind up the affairs of the Corporation or any Subsidiary of the Corporation;

(f) consummate a binding share-exchange or reclassification involving the Series B Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series B Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series B Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series B Preferred Stock;

(g) effect, or enter into any agreement to effect, a Change of Control;

(h) modify or change the nature of the Corporation's business such that a material portion of the Corporation's business is devoted to any business other than the business of software manufacturing and hospitality technology;

(i) acquire, or cause a Subsidiary of the Corporation to acquire, in any transaction or series of related transactions, the stock or any material assets of another Person, or enter into any joint venture with any other Person, for aggregate consideration (including the direct or indirect assumption of liabilities) in excess of valued at more than 51% of the total consolidated assets of the Corporation and its Subsidiaries as of the most recent month-end prior to such acquisition as reflected on the consolidated balance sheet of the Corporation prepared in accordance with generally accepted accounting principles consistently applied;

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(j) sell, transfer, license, lease, or otherwise dispose of, in any transaction or series of related transactions, any assets of the Corporation or any Subsidiary outside the ordinary course of business and in an aggregate amount in excess of 51% of the total consolidated assets of the Corporation and its Subsidiaries as of the most recent month-end prior to such acquisition as reflected on the consolidated balance sheet of the Corporation prepared in accordance with generally accepted accounting principles consistently applied;

(k) enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Corporation's ability to perform its obligations under this Certificate of Designation, including the ability of the Corporation to pay dividends or other liquidation payment required hereunder; or

(l) agree or commit to do any of the foregoing.

7. Conversion.

7.1 Right to Convert. Subject to the provisions of this Section 7, at any time and from time to time on or after the Date of Issuance, any holder of Series B Preferred Stock shall have the right by written election to the Corporation to convert each outstanding share (partial conversions of individual shares are not permitted) of Series B Preferred Stock into an aggregate number of shares of Common Stock at the conversion ratio of the Aggregate Common Stock Consideration divided by Ten Million (10,000,000) shares of Series B Preferred Stock (the “Base Exchange Ratio”), subject to adjustment as applicable in accordance with the terms and provisions below.

7.2 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Series B Preferred Stock pursuant to Section 7.1, a holder shall (a) submit a written election to the Corporation that such holder elects to convert the shares, the number of shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such shares hereunder shall be deemed effective as of the date of surrender of such Series B Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within five (5) business days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable shares of Series B Preferred Stock as calculated pursuant to Section 7.1 and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Series B Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Effect of Conversion. All Series B Preferred Stock converted as provided in this Section 7.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Series B Preferred Stock shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor and all rights that holders of such Common Stock shall be entitled.

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(c) Beneficial Ownership. The Corporation shall not effect any conversions of Series B Preferred Stock and the holders shall not have the right to convert any portion of Series B Preferred Stock to the extent that after giving effect to such conversion, the holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding, immediately after giving effect to such conversion. Since the holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the holder or an affiliate thereof, the holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the holder determines that the limitation contained in this Section 7.2(c) applies, the determination of the amount of Series B Preferred Stock that is convertible shall be the responsibility and obligation of the holder. If the holder has properly effectuated a conversion of Series B Preferred stock in accordance with Section 7.2 that, without regard to any other shares that the holder or its affiliates may beneficially own, would result in the issuance of Common Stock in excess of the permitted amount hereunder, the Corporation shall notify the holder of this fact and shall honor the conversion for the maximum issuance of Common Stock permitted to be converted in accordance with this Section 7.2(c). The provisions of this Section may only be waived by the Corporation through the decision of the Board by majority voting, where none of the directors of the Corporation are required to abstain or not participate in voting, and only upon written request from the holder.

7.3 Reservation of Stock. The Corporation shall at all times when any shares of Series B Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.5 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Series B Preferred Stock.

7.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

7.5 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price and the number of Conversion Shares issuable on conversion of the Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.5.

(a) Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Error! Bookmark not defined.7.5(c) and except in the case of an event described in either Section 7.5(e) or Section 7.5(f), if the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or in accordance with Error! Bookmark not defined.7.5(d) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to said price. Whenever following the Date of Issuance, the Corporation shall issue or sell, or in accordance with Error! Bookmark not defined.7.5(d) is deemed to have issued or sold, any shares of Common Stock, the Corporation shall prepare a certificate signed by an executive officer setting forth, in reasonable detail, the number of shares issued or sold, or deemed issued or sold, the amount and the form of the consideration received by the Corporation, and the method of computation of such amount and shall cause copies of such certificate to be mailed to the holders of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder).

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(b) Adjustment to Number of Conversion Shares upon Adjustment to Conversion Price. Upon any and each adjustment of the Conversion Price as provided in Section 7.5(d)(i), the number of Conversion Shares issuable upon the conversion of the Series B Preferred Stock immediately prior to any such adjustment shall be increased to a number of Conversion Shares equal to the quotient obtained by dividing (a) the Liquidation Value of the number of shares of Series B Preferred Stock being converted by (b) the reduced Conversion Price. For example, if the Corporation issues Common Stock after the Date of Issuance at $0.05 per share, and the holder of one share of Series B Preferred Stock wants to convert said share, the holder shall be entitled to 40 shares of Common Stock (whereas when the Conversion Price was $0.10, the holder would have received 20 shares of Common Stock).

(c) Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock with respect to any Excluded Issuance.

(d) Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 7.5(a) hereof, the following shall be applicable:

(i) Issuance of Options. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the Conversion Price shall be reduced to the exercise price of said Options.

(ii) Issuance of Convertible Securities. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the Conversion Price shall be reduced to the conversion or exchange price of such Convertible Securities. No further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant hereto.

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(iii) Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities, (B) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion, or exchange of any Convertible Securities, (C) the rate at which Convertible Securities referred to above are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options or any Convertible Securities (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 7) the Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 7 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate, or maximum number of shares, as the case may be, at the time initially granted, issued, or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced, and the number of Conversion Shares issuable upon the conversion of the Series B Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted.

(iv) Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 7.5 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Corporation), the Conversion Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 7to the Conversion Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) Calculation of Consideration Received. If the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or is deemed to have issued or sold, any shares of Common Stock, Options, or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system, or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and with the unanimous written consent of the holders of the shares of Series B Preferred Stock obtained in accordance with Section 9 herein).

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(vi) Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 7, in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(e) Adjustment upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately increased. Any adjustment under the first sentence of Section 7(e) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall not be proportionately decreased. For the avoidance of doubt, and notwithstanding anything to the contrary in this Section 7, in no event shall the Base Exchange Ratio be adjusted to lower the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock from the initial Base Exchange Ratio set forth in Section 7.1 above.

(f) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by hereunder, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each share of Series B Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 7 hereof shall thereafter be applicable, as nearly as possible, to the Series B Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series B Preferred Stock (including, in the case of any consolidation, merger, sale, or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale, or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series B Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale, or similar transaction). The provisions of this Section 7(f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series B Preferred Stock such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series B Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 7(f), each holder of Shares of Series B Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 7 hereunder, instead of giving effect to the provisions contained in this Section 7.5(f) with respect to such holder’s Series B Preferred Stock.

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(g)       Certain Events. If any event of the type contemplated by the provisions of this Section 7(g) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights, or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Price Stock so as to protect the rights of the holder of such shares of Series B Preferred Stock in a manner consistent with the provisions of this Section 7; provided, that no such adjustment pursuant to this Section 7(g) shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 7.

(h) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) business days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series B Preferred Stock, but in any event not later than ten (10) business days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such holder upon conversion of the Shares of Series B Preferred Stock held by such holder.

(i) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(j) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) business days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Conversion Shares.

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8. Reissuance of Series B Preferred Stock. Any shares of Series B Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such shares shall thereafter be reissued, sold, or transferred.

9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and the holders of not less than all of the Series B Preferred Stock, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock; provided, further, that no amendment, modification, or waiver of the terms or relative priorities of the Series B Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 10.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 27th day of March 2024.

VEMANTI GROUP, INC.

By:	/s/ Tan Tran
Name:	Tan Tran
Title:	Chief Executive Officer

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